Exhibit 10.4
     In December 2008, the shares available under the Power Integrations 1997 Outside Directors Stock Option Plan (the “Directors Plan”) will run out, and there will not be sufficient shares to fully grant the last grant to be made under the Directors Plan. By determination of the Board of Directors, at such time of the last grant to be made under the Directors Plan, the shares unable to be granted will be granted out of the Power Integrations 2007 Equity Incentive Plan (the “2007 Plan”).
     Beginning in 2009, initial and annual grants will be made to outside directors under the Power Integrations 2007 Plan as follows (the “Directors Compensation Program”):
     1. each current participant and each individual who would be eligible to participate in the Directors Plan shall be a participant in the Directors Compensation Program;
     2. the initial and annual options that would have been granted to the company’s outside directors under the Directors Plan shall be granted using the shares available for issuance under the 2007 Plan; provided, however, that the size of the initial and annual options to be granted under the Directors Compensation Program shall be 24,000 shares and 8,000 shares, respectively;
     3. the initial and annual option grants shall be granted automatically without any further action by the Board or committee thereof, on such dates as would have been granted under the Directors Plan;
     4. the initial and annual options granted under the Directors Compensation Program shall be made pursuant to a Non-Statutory Initial Stock Option Agreement and Non-Statutory Annual Stock Option Agreement in the forms approved by the Board;
     5. the exercise price per share for the initial and annual options to be granted under the Directors Compensation Program shall be the Fair Market Value of a share of the Company’s Common Stock on the grant date as determined in accordance with the Option Agreements;
     6. notwithstanding the differences in the sizes of the initial and annual option grants, the respective terms and conditions (including vesting schedules) of the options granted under the Directors Compensation Program shall be identical to the respective terms and conditions of the options that would have been granted under the Directors Plan except as set forth in the Option Agreements; and
     7. the Directors Compensation Program shall terminate upon the approval of an increase in the share reserve of the Directors Plan or adoption of a similar plan by the Board and stockholders of the Company, or otherwise at the discretion of the Board or the Compensation Committee.